Exhibit 10.1

AGREEMENT

This an agreement is made this 27th day of August, 1999 between American Water Works Service Company, Inc., a Delaware corporation with offices at 1025 Laurel Oak Road, Voorhees, N.J. 08043 (the “Company”), and George W. Patrick, an individual residing at 440 Colebrook Lane, Bryn Mawr, PA 19010 (the “Employee”).

BACKGROUND

The Company has offered to employ the Employee on the terms set forth in this Agreement and the Employee wishes to accept that offer on those terms.

AGREEMENT

1. Position. The Company engages the Employee, and the Employee agrees to serve as the Vice President, General Counsel and Secretary of the Company. The Employee’s employment is not for a definite term, but is at will. The Employee’s employment will begin on September 7, 1999 (the “Commencement Date”).

2. Compensation. The Employee will be paid a base salary of $175,000 per year. The employee’s base salary will be reviewed in accordance with the Company’s regular executive compensation review practices.

3. Benefits—Incentive Plans. The Employee will be entitled to participate in the Annual Incentive Plan of American Water Works Company, Inc. and in the Long-Term Performance-Based Incentive Plan of American Water Works Company, Inc. The Employee’s participation in and award under the Annual Incentive Plan shall be prorated for the number of months between the Commencement Date and the end of the 1999 calendar year. The Employee’s target payout under the Annual Incentive Plan is 15% of a $192,500 mid-point (or currently $28,875). The Employee’s participation in the Long-Term Performance-Based Incentive Plan will begin on the Commencement Date. The Employee’s target payout under the Long-Term Performance-Based Incentive Plan cycle beginning January 1, 2000 is 25% of a $192,500 mid-point (or currently $48,125). The Employee’s target payouts under the Long-Term Performance-Based Incentive Plan three-year cycles which are in effect on the Commencement Date will be 25% of the Plan mid-points that were in effect when each cycle began, and each actual payout will be prorated for the number of days of each Plan cycle during which the Employee is employed by the Company, starting on the Commencement Date. The actual amount awarded to the Employee under the Annual Incentive Plan and under the Long-Term Perfomiance-Based Incentive Plan, and redeterminations of mid-points under each plan, will be determined in accordance with the terms of each plan. All amendments of the Annual Incentive Plan and the Long-Term Performance-Based Incentive Plan, including those, if any, that vary the percentages and midpoints specified in this Section will apply to the Employee’s participation in those plans.

4. Benefits—Incentive Plans. The Employee will be entitled to participate in the Company’s employee benefit plans that are generally available to the Company’s executive management. These include the Company’s group health coverage, periodic medical examination program, Employees’ Stock Ownership Plan and 401(k) plan.

5. Benefits—Pension. Upon his termination of employment, Employee shall be entitled to aggregate annual retirement income of $125,000 consisting of (1) Employee’s accrued benefit under the Pension Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries (the “Pension Plan”), (2) the Employee’s benefit under the Company’s Supplemental Executive Retirement Plan and/or the Supplemental Retirement Plan (collectively, the “SERP”), and (3) any additional payments necessary to reach an aggregate of $125,000, provided that Employee’s employment:

a.	is terminated after completion of five “years of service” as defined by the Pension Plan;

b.	is terminated by the Company for any reason other than cause; or

c.	is terminated by reason of the Employee’s death or by reason of the Employee’s disability that entitles the Employee to long-term disability benefits under the Company’s disability plan.

The benefit payable hereunder shall be paid in the form elected by the Employee in accordance with the terms of the Pension Plan or the SERP, as applicable, including the death benefits provided thereunder.

For purposes of this paragraph, “cause” means: (i) the Employee’s conviction of a felony; or (ii) the Employee’s willful, insubordinate and continued failure to substantially perform his duties under this Agreement (other than due to physical or mental illness) after receiving at least 30 days’ written notice of his specific failure to perform his duties; or (iii) the Employee’s willfully and knowingly taking any action that is materially injurious to the Company or any of its affiliated companies or any of their business reputations, or that brings them into disrepute; or (iv) a good faith determination by an executive officer of the Company that there is substantial evidence that the Employee has committed fraud, misappropriation or embezzlement against the Company; or (v) the Employee’s breach of this Agreement.

6. Benefits—Miscellaneous. The Employee will be entitled to three weeks of paid vacation per year, and hotel, airfare and attendance fees paid for attendance at two meetings per year of the ABA task force committee on which the Employee serves.

7. Confidential Information; Developments. The Employee acknowledges that his employment by the Company will bring him into close contact with many confidential affairs of the Company. These confidential affairs include (but are not limited to) information about markets, key personnel, operational methods, proprietary intellectual property, plans for future developments, and other information not readily available to the public. The Employee also further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of these factors, the Employee covenants and agrees that, both during and after the term of this Agreement:

a. he will keep secret all confidential affairs of the Company known to him that are not otherwise in the public domain and will not use them for his personal benefit or publish or disclose them to anyone outside of the Company, wherever located, except with the Company’s prior written consent; and

b. he will deliver promptly to the Company on termination of his employment by the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of the Company that he obtained while employed by the Company and that he may then possess or have under his control; and

c. he will make full and prompt disclosure to the Company of all compilations, studies, inventions, improvements, discoveries, methods, developments, systems, software, and works of authorship, whether patentable or not, that relate to the Company’s business and are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”); and

d. he will assign and hereby assigns to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications; and

e. he will cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.

AMERICAN WATER WORKS SERVICE COMPANY, INC.

By:	/s/ W. Timothy Pohl, Esq.
W. Timothy Pohl, Esq.

/s/ George W. Patrick
George W. Patrick.

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